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                                                              EXHIBIT 23(b)(i)

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3 No. 333-8133) and related Prospectus of Hibernia Corporation for the registration of preferred stock and/or subordinated debt securities for proceeds up to an aggregate of $250,000,000 and to the incorporation by reference therein of our report dated January 10, 1996, with respect to the consolidated financial statements of Hibernia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                                             s/ERNST & YOUNG LLP



New Orleans, Louisiana
September 16, 1996